Exhibit 16.1

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	200 Park Avenue, 38th Floor New York, NY 10166

March 24, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

BDO USA, PC (“BDO”) submits this letter regarding the Form 8-K filed on March 20, 2026, by C1 Fund Inc. (the “Company”)

Item 4.01 – (a) Dismissal of Independent Registered Public Accounting Firm

We have read section (a) of Item 4.01 of Form 8-K and agree with the Company’s statements in the first and fourth paragraphs.

We disagree with the Company’s description in the second and third paragraphs between BDO and the Company as follows:

•	Second paragraph (BDO report description). We disagree with the Company’s descriptions in the second paragraph regarding “BDO’s report on the Company’s consolidated financial statements for the interim period from August 16, 2024, to June 30, 2025.” Specifically, BDO did not issue a report for the referenced period. Rather, BDO issued a report to the Company for its financial statements as of April 7, 2025 and for the period from August 16, 2024 (inception) to April 7, 2025, and these financial statements, and our report thereon, were not on a consolidated basis.

•	Third paragraph (disagreements and reportable events). We disagree with the Company’s statements in the third paragraph stating that there were no “disagreements” as described in Item 304(a)(1)(iv) of Regulation S-K, or “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K. The paragraph omits reference to BDO’s communications to the Company regarding material weaknesses and related disagreements. Through BDO’s audit procedures, BDO identified and communicated to the Company material weaknesses that existed in the Company’s internal control over financial reporting as of December 31, 2025 related to the lack of sufficient personnel with an appropriate level of internal control and accounting knowledge, skills, training and experience commensurate with the Company’s financial reporting requirements and managing a closed-end investment company registered under the Investment Company Act of 1940, and the rules thereunder (the “40 Act”).

BDO USA refers to BDO USA, P.C., a Virginia professional corporation, also doing business in certain jurisdictions with an alternative identifying abbreviation, such as Corp. or P.S.C.

BDO USA, P.C. is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

This material weakness contributed to additional material weaknesses in the Company’s financial reporting processes, as management did not design and maintain effective controls over:

(1)	segregation of duties related to the Company’s treasury process;
(2)	valuation policies and procedures to meet the Company’s requirements under Rule 2a-5 of the 40 Act and with FASB Accounting Standards Codification Topic 820, Fair Value Measurement (“ASC 820”);
(3)	the review of third-party valuations;
(4)	review and monitoring for compliance related to taxation for regulated investment companies (specifically Subchapter M of the Internal Revenue Code);
(5)	policies and procedures related to the accrual and approval of expenses; and
(6)	policies and procedures related to the review and approval of the financial statements and financial reporting package.

Given the above, we disagree that there are no reportable events or disagreements.

Very truly yours,

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